EXHIBIT 99.2

April 21, 2005

Dear Investors and Analysts,

To make more efficient use of the time allocated for this morning’s conference call, we are providing detailed variance information on our operating and non-operating expenses to assist you in analyzing Delta’s March 2005 quarterly results. This information is intended to supplement that provided in the conference call (scheduled for 10:00 a.m. EDT today) and in the press release. Please see Note 1 to the Consolidated Statements of Operations for a reconciliation of certain financial measures including and excluding special items. March quarter revenue performance will be discussed in the conference call.

Please feel free to call me at 404-715-6679 if you have any questions. Thank you for your continued support of Delta Air Lines.

Laura Fuselier

Supplemental March 2005 Quarter Data

March 2005 Quarter vs. March 2004 Quarter

•
Total operating expenses for the quarter increased $687 million to $4.6 billion due primarily to higher fuel costs and charges for special items. Operating expenses, excluding special items, increased 4% to $4.1 billion on a 6.0% increase in capacity.

•
Delta’s total unit costs increased 10.9% to 12.16 cents from 10.96 cents. Unit costs, excluding fuel expense and special items, decreased 9.9% to 8.42 cents from 9.35 cents. Mainline unit costs, excluding fuel expense and special items, decreased 12.7% to 7.72 cents from 8.84 cents.

•	Salaries and related costs decreased 12%. This decrease is primarily due to pay reductions for pilot and non-pilot employees and lower mainline headcount.

•
Aircraft fuel expense increased $310 million or 54% due primarily to higher fuel prices. Delta’s average fuel price per gallon rose 49% to $1.42, driving approximately $290 million of the increase in expense.

•	Contracted services increased 13% due primarily to higher capacity resulting in increased outsourcing of certain airport functions.

•
Expenses from our contract carrier arrangements decreased by 14% primarily due to the ramp down of our arrangement with Flyi (formerly Atlantic Coast Airlines), partially offset by higher expenses from increased fuel price and higher capacity under certain of these arrangements.

•	Aircraft maintenance materials and outside repairs expense increased 13% primarily due to increased outside repairs and higher engine materials costs, mainly for ASA and Comair.

•	Aircraft rent expense decreased 21% primarily due to the reclassification of certain leases from operating to capital and other lease restructuring efforts as part of our transformation plan.

•	Passenger commissions and other selling expenses increased 11% primarily due to an increase in booking fees mainly related to higher traffic.

•	Other expenses increased 24% primarily due to higher miscellaneous taxes and increased navigation charges, partially offset by lower communications, supplies and utilities expenses.

•	Interest expense increased 38% primarily due to higher levels of outstanding debt and increased interest rates as well as the reclassification of certain aircraft leases from operating to capital.

•	Loss due to fair value adjustments of SFAS 133 derivatives decreased $21 million due to costs associated with the early settlement of our fuel hedge contracts in February 2004.

Other Items
Flight Equipment

The table set forth below shows our aircraft fleet at March 31, 2005.

Our purchase commitments (firm orders) for aircraft, as well as options to purchase additional aircraft, as of March 31, 2005, are shown below.

(1) Aircraft options have scheduled delivery slots, while rolling options replace options and are assigned delivery slots as options expire or are exercised.